Exhibit 10.1

INTERNATIONAL FLAVORS & FRAGRANCES INC.

May 19, 2014

Re: Employment Terms

Dear Andreas:

On behalf of the Board of Directors (the “Board”) of International Flavors & Fragrances Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms under this agreement (“Agreement”):

1. EFFECTIVE DATE; TERM: Your employment with the Company will commence as soon as reasonably practicable after you have fulfilled all employment obligations to your current employer or as otherwise mutually agreed upon (the “Effective Date”); provided, this Agreement will be void ab initio if your employment does not commence by December 31, 2014. Subject to the provisions of this Agreement, your employment with the Company will be on an “at will” basis.

2. POSITION; PRINCIPAL PLACE OF EMPLOYMENT: You will be employed as the Chief Executive Officer of the Company (“CEO”) with all of the normal duties and authorities of such position. Your principal place of employment will be at the Company’s headquarters in New York, New York.

3. BOARD MEMBERSHIP; CHAIRMANSHIP: The Board will take such action as may be necessary to elect you as Chairman of the Board when Douglas Tough ceases to serve in that role (or as of the Effective Date, if later). Thereafter, during your employment with the Company, the Board will nominate you for re-election as a member of the Board at each expiration of your then-current term as a director. You agree that on and after the Effective Date you will serve without additional compensation as a member of the Board and as an officer and director of any of the Company’s subsidiaries. You may, with the Board’s approval, serve on outside boards of directors so long as your duties as a director on those other boards do not interfere with your performance as Chairman and CEO of the Company.

4. BASE SALARY: You will be paid a minimum base salary (the “Base Salary”) at an annual rate of one million two hundred thousand dollars ($1,200,000), payable in accordance with the regular payroll practices of the Company. The Base Salary will increase to one million three hundred thousand dollars ($1,300,000) in 2016, effective at the time that executive salaries are adjusted by the Company that year. Your Base Salary will be reviewed for increase periodically by the Board (or a committee thereof), and may be increased, but not decreased, from time to time by the Board.

5. ANNUAL BONUS: You will have the opportunity to earn an award under the Company’s Annual Incentive Plan (including any successor plan, the “AIP”), with a target annual AIP bonus opportunity equal to one hundred twenty percent (120%) of Base Salary (“Target AIP Bonus”) and a maximum annual AIP bonus opportunity equal to two hundred percent (200%) of the Target AIP Bonus. Your 2014 annual AIP bonus will be based on the achievement of the applicable objective performance criteria and pro-rated based on the number of days that you are employed during the 2014 fiscal year divided by 365.

Andreas Fibig

May 19, 2014

6. LONG TERM INCENTIVE: You will have the opportunity to earn an award under the Company’s Long-Term Incentive Plan (together with any successor plan, the “LTI Plan”), with a target annual LTI award opportunity equal to $2,000,000 (“Target LTI”) and a maximum annual LTI award opportunity equal to two hundred percent (200%) of the Target LTI. You will participate in the Company’s current LTI plan cycles (the 2012-2014, 2013-2015 and 2014-2016 plan cycles) based on Company performance during each cycle and pro-rated based on the number of days you are employed during the cycle divided by the total number of scheduled days in the cycle.

7. EQUITY CHOICE PROGRAM: You will participate in the Company’s Equity Choice Program. The value of your 2014 award will be determined based on when the Effective Date occurs.

8. SIGN ON EQUITY AWARD: On or as soon as practicable after the Effective Date, you will receive an initial Equity Choice Award with a grant date value equal to $500,000 (“Sign On Award”). You may elect to receive your Sign On Award as you may allocate, in accordance with the Equity Choice Program, from among settled stock appreciation rights (“SARs”), purchased restricted stock and restricted stock units. The Sign On Award will cliff vest on the first anniversary of the Effective Date, provided that you are employed on such anniversary for the Sign On Award to so vest.

9. SIGN ON CASH PAYMENT: On or before December 31, 2014, you will be paid $1,000,000 in cash if you remain actively employed with the Company through that date (the “Sign On Cash Payment”); provided that you will be required to repay the Sign On Cash Payment in the event of a termination of employment either by the Company with Cause or your resignation without Good Reason (as those terms are defined in Attachment A) prior to December 31, 2015.

10. EMPLOYEE BENEFITS; PERQUISITES; VACATION: You will be entitled to participate in all employee and executive 401(k) and welfare benefit plans, programs and arrangements, and all employee and executive perquisite arrangements, generally applicable to senior executives, in accordance with Company policy, including, but not limited to, (1) a Company provided automobile, (2) annual physical exam, (3) a financial planning, tax preparation and estate planning services allowance not to exceed $25,000 per year and (4) a health club membership not to exceed $3,000 per year. You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years).

11. TERMINATION: Your employment may be terminated by either the Company or you for any reason or for no reason at any time.

(a) NOTICE PERIOD. Any termination by the Company without Cause or by you for any reason will require prior written notice to the other party of at least (1) nine (9) months if the termination is before the first anniversary of the Effective Date, (2) six (6) months if the termination is on or after the first anniversary, but before the second anniversary, of the Effective Date, or (3) ninety (90) days if the termination is on or after the second anniversary of the Effective Date (the applicable period of time, the “Notice

Andreas Fibig

May 19, 2014

Period”). During the Notice Period, you will continue to be employed by the Company and receive your Base Salary and benefits. If so determined by the Company, the Company may place you on paid leave for all or a portion of Notice Period (during which you will not need to be present in the office but for which all other of your obligations as an employee of the Company will continue).

(b) DEATH OR DISABILITY. In the event that your employment terminates on account of your death or Disability (as that term is defined in the ESP), the Company will pay or provide you (or your designated beneficiary, or if you have not designated a beneficiary, your estate) (1) any unpaid Base Salary through the date of termination and any accrued but unused vacation in accordance with Company policy; (2) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, whether calculated at the date of termination or thereafter, payable when bonuses are paid to other senior executives; (3) reimbursement for any unreimbursed expenses incurred in accordance with Company policy through the date of termination; and (4) all other payments, benefits or perquisites to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant (collectively, “Accrued Amounts”). In addition, you (or your estate) will be paid a pro-rata AIP bonus for the fiscal year in which your termination occurs, based on actual performance and payable when bonuses are paid to other senior executives.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If your employment is terminated (i) by the Company for Cause or by you without Good Reason, the Company will pay you only the Accrued Amounts (but, for the avoidance of doubt, not including any unpaid bonus described in Section 11(b)(2) above).

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If your employment is terminated by the Company without Cause (other than a termination due to Disability) or by you for Good Reason, the Company will pay or provide you with the Accrued Amounts and severance benefits under the Company’s Executive Separation Policy, as amended (“ESP”). The severance benefits described in the preceding sentence will in no event be less than:

(1) an amount equal to two (2) times the sum of (x) your then Base Salary and (y) the average AIP bonus paid to you in the three years preceding your termination, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months from your date of termination (the payment continuation period, the “Severance Period”), with such payments commencing on the 60th day following your date of termination (which, for purposes of clarity will be the day after the last day of your Notice Period) and thereafter in accordance with the Company’s payroll schedule, and with the initial payment including any payments that would have been paid during such 60-day period;

(2) a pro-rata LTI award for the portion of your LTI payable in cash for the LTI cycles that are in progress on your date of termination, based on your Target LTI and pro-rated based on the number of days you are employed during the cycle divided by the number of scheduled days in the cycle; and

(e) subject to your continued co-payment of premiums, continued participation for the Severance Period in all welfare benefit plans that cover you (and your eligible dependents) upon the same terms and conditions in effect for active employees of

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May 19, 2014

the Company (except for the requirements of your continued employment), provided that if such benefits are not available to former employees of the Company under the terms of the applicable benefit plan or program, you will receive the cost to the Company of providing such benefits thereof to the extent permitted by Code Section 409A. In the event you obtain other employment that offers comparable benefits as to any particular welfare benefit plan or program, the coverage by the Company for such welfare plan or program under this subsection will be reduced or eliminated, as the case may be, by such comparable subsequent employer benefits, but in no event will you be required to seek other employment. The continuation of health, dental and vision benefits under this subsection will be coterminous with your rights to continue benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

12. CHANGE IN CONTROL:

(a) In the event of a Change in Control (as that term is defined in the ESP), you will receive Change in Control benefits under the ESP that are no less favorable than those provided to senior executives generally; provided that, in the event of a termination of your employment by the Company without Cause or by you for Good Reason within two years following a Change in Control, (1) the AIP bonus used for purposes of Section 11(d)(1)(y) above will be the greater of the average AIP bonus paid to you in the three years preceding your termination and your Target AIP Bonus in the year of termination and (2) all outstanding equity awards will vest in full at target.

(b) Any provision of the ESP to the contrary notwithstanding, you will not be entitled to any payment (including no tax gross-up) in respect of any taxes you may owe pursuant to Section 4999 of the Internal Revenue Code. In the event that any Change in Control benefits or other benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 12(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your Change in Control benefits and other benefits hereunder will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 12(b) will be made in writing by independent public accountants as the Company and you agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 12(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards

Andreas Fibig

May 19, 2014

is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for your equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

13. CONDITIONS: Any payments or benefits made or provided pursuant to the ESP and this letter agreement are subject to the terms and conditions of the ESP and this letter agreement and are subject to your:

(a) compliance with the restrictive covenant provisions of Section 14 hereof;

(b) delivery to the Company of a release and termination agreement (the “Release”) pursuant to the terms of the ESP and non-revocation of the Release; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

14. RESTRICTIVE COVENANTS.

(a) NON-COMPETITION. During the Restricted Period (defined below), you will not, acting alone or with others, directly or indirectly, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or shareholder unless your interest is insubstantial (as defined below), engage in or become associated with a “Competitive Activity.” For this purpose, (A) the “Restricted Period” means the period of time during which you are employed by the Company, including any Notice Period, and two (2) years following a termination of your employment for any reason; and (B) the term “Competitive Activity” means any business or other endeavor that engages in a line of business in any geographic location that is substantially the same as either (1) any line of operating business which the Company or a subsidiary engages in, conducts, or to your knowledge, has definitive plans to engage in or conduct, as of the date of termination of your employment, or (2) any operating business that has been engaged in or conducted by the Company or a subsidiary and as to which the Company or subsidiary has covenanted in writing, in connection with the disposition of such business, not to compete therewith as of the date of termination of your employment. The Compensation Committee of the Board (the “Committee”) will, in the reasonable exercise of its discretion, determine which lines of business the Company and its subsidiaries conduct as of your termination date and which third parties may reasonably be deemed to be in competition with the Company and its subsidiaries. Within 10 days following your termination of employment, the Compensation Committee will provide you with a listing of the Company’s lines of business and the third parties that it deems to be in competition with the Company and its subsidiaries. For purposes of this Section 14(a), your interest as a shareholder is insubstantial if it represents beneficial ownership of less than five (5%) percent of the outstanding stock, and your interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five (5%) percent of the outstanding equity of the entity.

(b) NON-SOLICITATION. During the Restricted Period, you, acting alone or with others, directly or indirectly, will not, directly or indirectly (A) induce any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or

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May 19, 2014

affiliate; or (B) induce, or attempt to influence, any employee of, or service provider to, the Company or a subsidiary or affiliate to terminate such employment or service. Anything to the contrary notwithstanding, the Company agrees that (1) your responding to an unsolicited request from any former employee of the Company for advice on employment matters, and (2) your responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth your personal views about such former employee, will not be deemed a violation of this Section 14(b).

(c) CONFIDENTIALITY. You will not disclose, use, sell, or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, known to you to be confidential or proprietary belonging to the Company, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operation and investments, to any person or entity other than the Company without the express written authorization of the Company, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, including any legal process to enforce the terms of this Agreement.

(d) COOPERATION. You will provide reasonable cooperation with the Company or any subsidiary or affiliate by making yourself available (on adequate notice and consistent with your reasonable commitments) to testify at the request of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and otherwise to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested in relation to a matter of which you had knowledge or for which you were responsible before your termination of employment. The Company will promptly advance to you or reimburse you for any out-of-pocket expenses which you incur in connection with such cooperation including without limitation reasonable fees and disbursements of separate counsel for you if you reasonably determine that the matter is of a nature which indicates that you should have separate representation; provided that if such cooperation requires your time commitment of more than 3 days (8 hours per day) within a 30 days rolling period, the Company will pay you a per diem amount equal to the daily amount of your annual base salary.

(e) NON-DISPARAGEMENT. You agree that at no time will you in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service of the Company, of any officer, director, employee or other representative of the Company. The Company agrees that at no time will it or any officer or director of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party to lower its perception about the integrity, public or private image or professional competence of you. Notwithstanding the foregoing, nothing contained herein will prevent any person from (1) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (2) making any truthful statement to the extent necessary to enforce this Agreement or as required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

Andreas Fibig

May 19, 2014

(f) EFFECT OF YOUR FAILURE TO COMPLY WITH OBLIGATIONS. The Company will have no obligations to make payments or provide benefits to you under this Agreement if your employment terminates before a Change in Control and if you have failed or fail to comply with the material obligations set forth in Sections 14(a) through 14(e) during the relevant time periods set forth therein (if any), other than inadvertent and inconsequential events constituting non-compliance.

(g) CLAWBACK POLICIES. You will be subject to the Company’s clawback policies as may be in effect from time. Any other remedies set forth in this Agreement are in addition to, and not in lieu of, those clawback policies.

(h) EQUITABLE RELIEF AND OTHER REMEDIES. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 14 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(j) SURVIVAL OF PROVISIONS. The obligations contained in this Section 14 will survive the termination or expiration of your employment with the Company and will be fully enforceable thereafter.

15. INDEMNIFICATION; LIABILITY INSURANCE: The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, liabilities and damages resulting from your good faith performance of your services, duties and obligations as an officer, director or employee with the Company or with any subsidiary or affiliate of the Company or other entity at the request of the Company, and to advance to you or your heirs or representatives such reasonable expenses upon written request and execution of appropriate representations and undertakings relating to the obligation to repay such advances. The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

16. REPRESENTATIONS: You represent that you are a United States citizen or have a current and valid work visa or otherwise have the lawful right to work in the United States during the period of time that you are employed by the Company hereunder and you are not aware of any facts that could make the foregoing untrue.

Andreas Fibig

May 19, 2014

17. GOVERNING LAW: The validity, construction and enforceability of this letter agreement will be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws rules.

18. RESOLUTION OF DISPUTES: Except as provided in Section 14, any disputes under or in connection with this letter agreement will be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The Company will pay for the cost of the arbitrator. Otherwise, each party will bear its own costs, including but not limited to attorneys’ fees, of the arbitration or of any litigation arising out of this letter agreement; provided that the Company will pay your reasonable attorneys’ fees if you prevail on a material issue in dispute in the arbitration. Pending the resolution of any arbitration or litigation, the Company will continue payment of all amounts due you under this letter agreement and all benefits to which you are entitled at the time the dispute arises.

19. CONTROLLING DOCUMENT: If there is a conflict between any provision of this letter agreement and any provision of any other agreement, policy, plan, term sheet or other document, the provision of this letter agreement will control.

20. CODE SECTION 409A:

(a) This letter agreement is intended to comply with Code Section 409A and the final regulations and interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and will be administered accordingly. This letter agreement will be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Code Section 409A, then such provision will be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this letter agreement. Each payment under this letter agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions). Any reimbursement or similar payment required to be paid to you hereunder will be paid by the Company no later than the latest date on which such payment may be made under Code Section 409A and applicable regulations without causing such payment to be deemed deferred compensation subject to Code Section 409A.

(b) Except as would cause the imputation of taxes or penalties pursuant to Code Section 409A, then in the event that your separation from service (as defined in Code Section 409A) occurs during the Notice Period, any payments or benefits that you become entitled to pursuant to the ESP or this letter agreement will be made following your termination of employment (after the expiration of the Notice Period) and the ESP and this letter agreement will be construed in accordance with such intent.

(c) Notwithstanding any provision to the contrary, to the extent that you are considered a “specified employee” (as defined in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) or any similar or successor provision) and would be entitled to a payment during the six month period beginning on the date of your separation from service that is not otherwise excluded under Code Section 409A under the exception for short-term

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May 19, 2014

deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to you until the earlier of the six month anniversary of your date of separation from service or your death and will be accumulated and paid on the first day of the seventh month following the date of your termination.

21. RELOCATION: You will be provided relocation assistance in connection with your relocation to the New York City area subject to the terms of the Company’s relocation policies.

22. ATTORNEYS’ FEES: You will be reimbursed for up to $20,000 of reasonable attorneys’ fees incurred by you to negotiate and document your employment arrangements with the Company.

23. COUNTERPARTS: This letter agreement may be executed in two counterparts, each of which will be deemed to be an original and which together will constitute one and the same instrument. Signatures delivered by facsimile (including scanned signatures delivered by e-mail) will be considered for all purposes under this letter agreement to be original signatures.

24. OFFER PERIOD: This binding offer will remain open for your acceptance until 5:00 pm New York time on May 30, 2014. Please scan and send the executed letter agreement to my personal e-mail address.

[Signature page follows.]

Andreas Fibig

May 19, 2014

On behalf of the Board, I am excited to offer you employment with the Company and look forward to continuing our mutually rewarding relationship.

Very truly yours,

/s/ Arthur C. Martinez
Arthur C. Martinez
Member of the International Flavors & Fragrances Inc. Board of Directors and Lead Director

Agreed and Accepted

/s/ Andreas Fibig
Andreas Fibig

Dated: 5/26/2014

ATTACHMENT A

DEFINITIONS

“Cause” will mean

(i) your being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety;

(ii) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties, and which provides you with a 20 day cure period;

(iii) your willful engagement in conduct which is not authorized by the Board or within the normal course of your business decisions and is known by you to be materially detrimental to the best interests of the Company or any of its subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirement under the Federal securities laws if such noncompliance results in an accounting restatement (as these terms are used in Section 304 of the Sarbanes-Oxley Act of 2002); or

(iv) your willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect your value, reliability or performance to the Company in a material manner. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before finding that, in the good faith opinion of the Board, you were guilty of the conduct set forth above in (i), (ii), (iii) or (iv) of this definition and specifying the particulars thereof in detail.

“Good Reason” will mean your resignation from employment within 180 days after the occurrence, without your express written consent, of one of the events enumerated in (a) through (e) below; provided, however, that you must provide written notice to the Company within 90 days after the occurrence of the event allegedly constituting Good Reason, and the Company will have 30 days after such notice is given to cure:

(a) an adverse change in your status or position as Chief Executive Officer of the Company (including as a result of a material diminution in your duties or responsibilities);

(b) any reduction in your Base Salary or Target AIP Bonus;

(c) you being required to relocate to a principal place of employment outside of the New York City metropolitan area; or

(d) the failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.